EMPLOYMENT AGREEMENT


         This Employment Agreement (the "Agreement") made and entered into effective as of the 1st day of January, 1999, by and between Everest Medical Corporation, a Minnesota corporation (the "Company"), and John L.
Shannon ("Executive").


                                    RECITALS

         Executive has served as President and Chief Executive Officer of the Company since August 3, 1993. Under the Executive's management and direction, the Company has undergone a significant turnaround. The Company believes that Executive continues to be a critical component of the future growth and profitability of the Company. Accordingly, the Company and Executive mutually agree to the foregoing terms and conditions.


                                    AGREEMENT

1.       Employment

         a. The Company hereby agrees to continue to employ Executive as its President and Chief Executive Officer upon the terms and conditions set forth in this Agreement.

         b. Executive currently serves as Chairman of the Board of Directors of the Company. If still employed by the Company, the Company will include Executive on the slate of directors that will be submitted by the Company to the shareholders at the next annual meeting of shareholders scheduled to be held in April 1999. His continuing service as Chairman of the Board of Directors will be at the discretion of the directors elected at the 1999 Annual Meeting of Shareholders.

         c. Executive agrees that he will, at all times, faithfully, industriously, and, to the best of his ability, experience and talents, perform all the duties and responsibilities that may be required of him as President and Chief Executive Officer of the Company.

2.       Term of Employment

         Subject to the terms and conditions hereof, Executive shall be employed for an additional term commencing on January 1, 1999 and terminating on December 31, 2000. Unless the parties have entered into a new employment agreement to cover a period beyond December 31, 2000 or one of the parties has given the other party at least thirty (30) days written notice of his or its intent not to extend the Agreement beyond December 31, 2000, this Agreement will continue in effect on an at-will basis subject to the right of either party to terminate the Agreement on thirty (30) days's written notice.


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3.       Base Compensation

         As compensation for his services to the Company, Executive shall be paid annual salaries of $206,500 and $215,000 in 1999 and 2000, respectively, payable in accordance with the Company's customary payment periods.

4.       Incentive Arrangement

         Executive will participate in a Management Incentive Program in each of the two years of this Agreement. The Management Incentive Program will be approved by the Compensation Committee of the Board of Directors of the Company after review and approval by the Board of Directors of the Company's Annual Operating Plan for that particular year.

5.       Payment on Sale of Company Assets or Purchase of Company Capital Stock

         If the Company enters into a definitive agreement with another entity or person while Executive continues to be employed by the Company, either for a purchase of substantially all of the Company's assets or the acquisition of 50% or more of the Company's outstanding common or preferred stock, Executive will be paid by the acquiror the sum of $250,000 within ten (10) days of the closing of the purchase of Company assets or acquisition of Company capital stock.

6.       Stock Options

         The Company has previously granted to Executive certain incentive and non-qualified stock options, all of which have become fully vested. In the event of a "change in control," all options previously granted to Executive or which are granted to him in the future which are outstanding at the time of a change in control will become immediately vested and exercisable in full. A change in control is hereby defined as follows:

                  A change in control shall be deemed to have occurred if (A) any person or entity directly or indirectly becomes the owner of securities representing more than 50% or more of the combined voting power (with respect to the election of directors, or a merger, consolidation or liquidation of the Company or a sale of all or substantially all of business or assets of the Company); (B) the consummation of a merger or consolidation of the Company with or into any other corporation; or (C) the sale or disposition by the Company of all or substantially all of the Company's business or assets.


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7.       Other Benefits

         During the term of his Agreement, Executive will be eligible to receive or participate in all of the insurance, vacation, benefit plans and miscellaneous benefits received by other salaried employees, subject to the right of the Company to make such changes in the benefits as it may make for salaried employees generally from time to time.

8.       Termination

         a. Notwithstanding Section 2 above, this Agreement shall terminate upon the happening of any of the following events:

                  i. Mutual written agreement between the Company and Executive to terminate his employment;

                  ii.      Executive's death;

                  iii. Executive's disability defined as inability to perform his duties hereunder for a period of ninety
                           (90) successive days; or

                  iv. For cause (as defined below) upon fourteen (14) days' prior written notice from the Company specifying the nature of the cause and, if such cause is of the type described in b iii or b iv below, Executive's failure to eliminate such cause during such fourteen (14) day period.

         b. For purposes of this Agreement, "cause" shall include:

                  i. Commission of any felony or commission of any act of fraud or dishonesty in connection with the affairs of the Company;

                  ii. Commission of any gross misdemeanor in connection with the affairs of the Company;

                  iii. Intentional disobedience with regard to, or failure to comply with, courses of action or policies approved by the Company which have been communicated to Executive; or

                  iv. Executive's willful breach of the terms of this Agreement or habitual neglect of his duties hereunder.

9.       Payment upon Termination

         a. In the event of the termination of Executive's employment for any reason, Executive shall receive his base pay through the date that his employment was terminated.


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         b. If Executive's employment is terminated during the term of this
Agreement for any reason other than "cause" or his voluntary resignation, he will receive the following in addition to the payment described in 9a above:

                  (i) the incentive compensation described in Section 4 of this Agreement for the entire year in which the termination occurs;

                  (ii) the payment provided in Section 5 of this Agreement if a definitive agreement meeting the requirements of
                           Section 5 was signed prior to Executive's termination, and the transaction contemplated by the definitive agreement is closed;

                  (iii) severance equal to the greater of (a) Executive's base salary for the remainder of the employment term; and (b) Executive's base salary for a period of one year. Under either (a) or (b), Executive will receives his severance payments in twelve (12) monthly installments.

         c. If for any reason other than a prior termination for cause the Company does not elect to extend Executive's employment for at least one year beyond December 31, 2000 providing for annual base salary equal to at least $215,000, Executive will receive monthly severance payments, equal to his monthly base pay in effect on December 31, 2000, for a period of twelve (12) months.

         d. If Executive's employment is terminated for cause, Executive will receive only the payment described in 9a and will not receive the incentive compensation described in Section 4 or the payment provided in Section 5.

10.      Nondisclosure

         Except by written permission from the Company, Executive shall not disclose or use any trade secrets, sales projections, formulations, customer lists or information, product specifications or information, credit information, production know-how, research and development plans or other information not generally known to the public ("Confidential Information") acquired or learned by Executive during the course, and on account, of his employment, whether or not developed by Executive, except as such disclosure or use may be required by his duties to the Company, and then only in strict accordance with his obligations of service and loyalty thereto. Upon termination of employment, Executive agrees to deliver to the Company all written materials embodying the Company's Confidential Information.

11.      Noncompetition.

         a. Executive acknowledges that the Company markets products throughout the United States and that the Company would be harmed if Executive conducted any of the activities described in this Section 11 anywhere in the United States. Therefore, Executive agrees that the covenants contained in this Section 11 shall apply to all portions of, and throughout, the entire United States;


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         b. For a period of one (1) year from and after the end of the term of this Agreement or any extension of such term, Executive will not, directly or indirectly, alone or in any capacity with another legal entity, (i) engage in any activity that competes in any respect with the Company, (ii) contact or in any way interfere or attempt to interfere with the relationship of the Company with any current or potential customers of the Company, or (iii) employ or attempt to employ any employee of the Company (other than a former employee thereof after such employee has terminated employment with the Company); and

         c. To the extent any provision of this Section 11 shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and this Section 11 shall be unaffected and shall continue in full force and effect. In furtherance to and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Section 11 be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which are validly and enforceably covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Section 11 be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its expressed terms) possible under applicable laws.

12.      Specific Performance.

         Executive acknowledges that a breach of this Agreement would cause the Company irreparable injury and damage which could not be remedied or adequately compensated by damages at law; therefore, Executive expressly agrees that the Company shall be entitled, in addition to any other remedies legally available, to injunctive and/or other equitable relief to prevent a breach of this Agreement.

13.      Miscellaneous.

         a. Waiver by the Company of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive.

         b. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and, as to Executive, his heirs, personal representatives, estate, legatees, and assigns.

         c. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements whether written or oral relating hereto.

         d. This Agreement shall be governed by and construed under the laws of the State of Minnesota.


         IN WITNESS WHEREOF, the parties have hereto executed this Employment Agreement as of the day and year first above written.

                           EVEREST MEDICAL CORPORATION


                           By  /s/ David Koentopf
                           David Koentopf, on behalf of the Board of Directors



                           /s/ John L. Shannon
                           John L. Shannon